UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):   July 9, 2010

TRANS ENERGY, INC.
(Exact name of registrant as specified in its charter)

NEVADA	0-23530	93-997412
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

210 Second Street, P.O. Box 393, St. Mary's, West Virginia 26170
(Address of principal executive offices)

Registrant's telephone number, including area code: (304) 684-7053

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

    See Item 2.04

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On July 9, 2010, Trans Energy, Inc. (the “Company”) and CIT Capital USA Inc. (“CIT”) entered into a forbearance letter agreement (the “July Forbearance Letter”) whereby CIT agreed to forebear from exercising its rights and remedies against the Company and its property until October 29, 2010. The July Forbearance Letter provides as follows:

●	The Company must submit to CIT an operating budget on a weekly basis and conduct bi-weekly status calls with CIT to review its operating budget and discuss any variances therefrom.

●	The Company must provide CIT with an updated monthly budget for calendar year 2010 on or before July 15, 2010 and an updated reserve report by July 31, 2010.

●
All outstanding forbearance fees, including outstanding delinquency charges payable pursuant to the forbearance letters of June 18, 2010 and June 25, 2010 and an additional delinquency charge of $100,000, are payable on the earlier of (i) July 31, 2010 or (ii) upon the closing of the sale of certain assets by the Company.  At the election of CIT, the forbearance fees are payable in either cash or five-year warrants to purchase shares of the Company’s common stock.

●	The Company shall retain Oppenheimer & Co. Inc. as its restructuring advisor during the forbearance period.

●	If the Company sells assets, it shall be permitted to retain the first $5 million of cash proceeds and all additional amounts realized would be applied to the outstanding debt to CIT.

●
If any portion of the debt remains outstanding, the Company will be obligated to pay an additional forbearance fee of $150,000 on September 15, 2010 and $150,000 on October 29, 2010, payable in either cash or five-year warrants to purchase shares of the Company’s common stock.

●      The outstanding debt will continue to accrue interest until paid.

As of July 9, 2010, the aggregate indebtedness, including accrued interest, fees and expenses, was $32,320,239.  The Company is working with its financial advisor and investment banker in an effort to restructure the credit agreement, sell certain assets or arrange for alternative financing.  If the Company is unable to restructure the credit agreement or arrange for alternative financing, the agreement will be in default and the principal amount and accrued interest and fees would become immediately due.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANS ENERGY, INC.

July 15, 2010	By: /s/ JOHN G. CORP
John G. Corp
President